Exhibit 99.1
AVANIR PHARMACEUTICALS ANNOUNCES FISCAL 2011 FIRST QUARTER
FINANCIAL RESULTS
ALISO VIEJO, Calif., February 3, 2011 — AVANIR Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported unaudited financial results for the three months ended December 31, 2010.
For the first quarter of fiscal 2011, AVANIR reported a net loss of $12.1 million, or $0.11 loss per share, compared with a net loss of $4.8 million, or $0.06 loss per share, for the same period in fiscal 2010. Net revenues consisting primarily of royalty revenue were $1.8 million and $1.5 million for the first quarter of fiscal 2011 and fiscal 2010, respectively. Total operating expenses were $13.9 million in the first quarter of fiscal 2011, compared with $6.3 million in the comparable fiscal 2010 period. The increase in total operating expenses was primarily attributed to costs incurred in preparation for the commercial launch of NUEDEXTA™ (dextromethorphan hydrobromide and quinidine sulfate). Cash used in operations during the first quarter of fiscal 2011 was $14.1 million.
“During the past quarter we continued to focus our efforts on preparing for a successful launch of NUEDEXTA, the first and only treatment for pseudobulbar affect,” said Keith Katkin, AVANIR’s President and CEO. “With NUEDEXTA now available through retail pharmacies across the country and our experienced and dedicated sales force commencing physician promotion on February 7, 2011, we are thrilled to finally have NUEDEXTA available by prescription for the many patients in the U.S. suffering from PBA. We are confident that we have the right strategy, resources and the sales and marketing expertise to ensure that NUEDEXTA is a long term commercial success.”
RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
•	Received FDA approval on October 29, 2010 for NUEDEXTA as the first and only treatment for PBA.

•	Announced that NUEDEXTA is now available by prescription at retail pharmacies in the United States and the Avanir sales force will initiate physician promotional activity on February 7, 2011.
COMPANY OPERATIONS UPDATE
•	The Company has completed the recruitment of the NUEDEXTA commercial team with 75 sales representatives, 7 sales managers, 9 managed care account managers and a director of trade relations.

•	Announced that the Wholesale Acquisition Cost (WAC) of NUEDEXTA is $489 per month of therapy.

•	Announced a suite of patient support services, including a reimbursement counseling hotline and a co-pay assistance program for NUEDEXTA.

•	Completed a public offering of the Company’s common stock on November 22, 2010, raising $83.0 million in net proceeds to fund the launch of NUEDEXTA and ongoing company operations.
BALANCE SHEET HIGHLIGHTS
As of December 31, 2010, AVANIR had cash, cash equivalents and investments in securities totaling $119.0 million, including cash and cash equivalents of $117.7 million and restricted investments in securities of $1.3 million.

Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting AVANIR’s corporate website at www.avanir.com.
An archived copy of the webcast will be available on AVANIR’s website for 30 days, and a telephone replay will be available through February 8, 2011, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 40636357.
About NUEDEXTA
NUEDEXTA™ is the first and only FDA-approved treatment for pseudobulbar affect (PBA). NUEDEXTA is an innovative combination of two well-characterized components; dextromethorphan hydrobromide (20 mg), the ingredient active in the central nervous system, and quinidine sulfate (10 mg), a metabolic inhibitor enabling therapeutic dextromethorphan concentrations. NUEDEXTA acts on sigma-1 and NMDA receptors in the brain, although the mechanism by which NUEDEXTA exerts therapeutic effects in patients with PBA is unknown.
NUEDEXTA is indicated for the treatment of pseudobulbar affect (PBA). PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the patient’s underlying emotional state. Studies to support the effectiveness of NUEDEXTA were performed in patients with amyotrophic lateral sclerosis (ALS) and multiple sclerosis (MS). NUEDEXTA has not been shown to be safe and effective in other types of emotional lability that can commonly occur, for example, in Alzheimer’s disease and other dementias. The primary outcome measure, laughing and crying episodes, was significantly lower in the NUEDEXTA arm compared to placebo. The secondary outcome measure, the Center for Neurologic Studies Lability Scale (CNS-LS), demonstrated a significantly greater mean decrease in CNS-LS score from baseline for the NUEDEXTA arm compared to placebo.
NUEDEXTA Important Safety Information
NUEDEXTA can interact with other medications causing significant changes in blood levels of those medications and/or NUEDEXTA. NUEDEXTA is contraindicated in patients receiving drugs that both prolong QT interval and are metabolized by CYP2D6 (e.g., thioridazine and pimozide) and should not be used concomitantly with other drugs containing quinidine, quinine, or mefloquine. NUEDEXTA is contraindicated in patients taking monoamine oxidase inhibitors (MAOIs) or in patients who have taken MAOIs within the preceding 14 days. NUEDEXTA is contraindicated in patients with a known hypersensitivity to its components.
NUEDEXTA may cause serious side effects, including possible changes in heart rhythm. NUEDEXTA is contraindicated in patients with a prolonged QT interval, congenital long QT syndrome or a history suggestive of torsades de pointes, in patients with heart failure as well as patients with, or at risk of, complete atrioventricular (AV) block, unless the patient has an implanted pacemaker.
NUEDEXTA causes dose-dependent QTc prolongation. When initiating NUEDEXTA in patients at risk of QT prolongation and torsades de pointes, electrocardiographic (ECG) evaluation of QT interval should be conducted at baseline and 3-4 hours after the first dose.
The most common adverse reactions in patients taking NUEDEXTA are diarrhea, dizziness, cough, vomiting, weakness, swelling of feet and ankles, urinary tract infection, flu, elevated liver enzymes, and flatulence.

NUEDEXTA may cause dizziness. Precautions to reduce the risk of falls should be taken, particularly for patients with motor impairment affecting gait or a history of falls.
Patients should take NUEDEXTA exactly as prescribed. Patients should not take more than 2 capsules in a 24- hour period, make sure that there is an approximate 12-hour interval between doses, and not take a double dose after they miss a dose.
These are not all the risks from use of NUEDEXTA. For additional important safety information about NUEDEXTA, please see the full Prescribing Information at www.NUEDEXTA.com.
About PBA
Patients suffering from existing neurological disease or brain injury may also suffer the added burden of pseudobulbar affect, or PBA. PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the patient’s underlying emotional state. PBA outbursts result from a “short circuit” in the brain caused by another neurologic condition—such as multiple sclerosis (MS), amyotrophic lateral sclerosis (ALS), stroke, or traumatic brain injury. PBA can have a debilitating impact on the lives of patients, caregivers and loved ones. For more information about PBA, please visit www.PBAinfo.org.
About AVANIR Pharmaceuticals, Inc.
AVANIR Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about AVANIR, please visit www.avanir.com.
About Forward-Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, may be forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. These statements include, but are not limited to, that we will successfully launch NUEDEXTA in February 2011 and the safety and efficacy of NUEDEXTA. Risks that could cause actual results to differ include the occurrence of adverse safety events with NUEDEXTA, that NUEDEXTA may not gain acceptance by the medical field, our dependence on third parties for manufacturing and distribution of NUEDEXTA, that we may not adequately build or maintain the necessary sales, marketing, supply chain management and reimbursement capabilities on our own or enter into arrangements with third parties to perform these functions in a timely manner or on acceptable terms, and other risks that are described in further detail in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to time in other publicly available information regarding the Company. Copies of this information are available from us upon request. We disclaim any intent to update these forward-looking statements.
All numbers disclosed in this press release are approximate.
AVANIR™ and NUEDEXTA™ are trademarks owned by AVANIR Pharmaceuticals, Inc.
©2011 AVANIR Pharmaceuticals, Inc. All Rights Reserved.
AVANIR Investor Contacts
Eric Benevich
Brenna Mullen
ir@avanir.com
949-389-6700